Exhibit 10.9

Dated as of 10th December 2010

BRITISH AMERICAN

TOBACCO

BRITISH AMERICAN TOBACCO p.l.c.

and

NICANDRO DURANTE

SERVICE CONTRACT

THIS AGREEMENT is executed on the 10th day of December 2010.

BETWEEN:

(1)	BRITISH AMERICAN TOBACCO p.l.c., a company incorporated in England and Wales whose registered office is at Globe House, 4 Temple Place, London WC2R 2PG (the “Company”);

(2)	NICANDRO DURANTE, of Globe House, 4 Temple Place, London WC2R 2PG (the “Executive”);

WHEREAS:

(A)	The Board has approved the terms of this Agreement under which the Executive is to be employed.

IT IS AGREED THAT:

1.	Definitions

Schedule 1 contains the definitions for words and phrases for the purposes of this Agreement.

2.	Appointment

2.1	The Company shall employ the Executive and the Executive shall serve the Company as Chief Executive Designate with effect from the Effective Date subject to the terms and conditions specified herein.

2.2	The Employment commenced on the Effective Date and, subject to Clause 17 below, shall continue thereafter until termination by not less than 12 months’ prior written notice given by either party to the other.

2.3	The Executive’s appointment to the Board commenced on 1 January 2008. The Executive’s period of continuous employment with a Group Company began on 1 December 1981. No previous employment with any other employer shall be treated as continuous with the Employment.

2.4	The Company’s normal retirement age is 65. This Agreement will come to an end automatically on the Executive’s 65th birthday (the intended retirement date). In accordance with the Employment Equality (Age) Regulations 2006, the Company will give the Executive appropriate notice as he approaches the intended retirement date and the Executive will have a right to request to work beyond this date.

3.	Duties

3.1	The Executive shall be employed in the post of Chief Executive Designate from the Effective Date in which capacity he shall devote all such time, attention and skill as may be required for the proper performance of his duties hereunder, and shall at all times promote the success of the Company for the benefit of its members as a whole and, save where there is any conflict with the success of the Company, the success of its Group Companies and he shall comply with the directors’ duties set out in the Companies Act 2006, and shall also faithfully and diligently perform such duties and exercise such powers consistent therewith as may from time to time be assigned to or vested in him by the Board or the Company.

3.2	The Company reserves the right to assign to the Executive duties of a different nature either additional to or instead of those referred to in Clause 3.1 above on terms and conditions no less favourable than the terms and conditions set out herein, it being understood that he will not be assigned duties which he cannot reasonably perform or which are inconsistent with his status and subject always to the directors’ duties set out in the Companies Act 2006,.

3.3	The Executive agrees that the Company shall be entitled, in its sole discretion and at any time, to change the Executive’s title, job role and function from Chief Executive Designate of the Company to Chief Executive of the Company. In the event that such a change is made, the Executive agrees that he shall not be entitled to any increase in his remuneration or benefits, other than such increases which are expressly set out in this Agreement.

3.4	The Executive shall obey the reasonable and lawful orders of the Board, given by or with the authority of the Board, and shall comply with all the Company’s rules, regulations, policies and procedures from time to time in force, unless any of the foregoing are inconsistent with this Agreement.

3.5	The Executive shall promptly provide the Board with all such information as it may require in connection with the business or affairs of the Company and of any other Group Company for which he is required to perform duties.

3.6	The Executive may be required in pursuance of his duties to perform services not only for the Company but also for any Group Company and, without further remuneration (except as otherwise agreed), to accept any such office or position with the Company, as the Board or the Company may from time to time reasonably require. The Company may at its sole discretion assign the Executive’s employment to any Group Company on the same terms and conditions as set out herein.

3.7	The Executive’s working hours at the office shall be 35.5 hours per week from Monday to Friday in accordance with the policy set out from time to time in the Company’s HR Policies and Procedures on Interact, and such additional hours (without further remuneration) as are necessary for the proper performance of his duties of employment.

3.8	The parties agree that the nature of the Executive’s position is such that his Employment is not and cannot be measured and so the Employment falls within the scope of regulation 20 Working Time Regulations 1998 (as amended).

3.9	The Executive’s normal place of work shall be the Company’s principal United Kingdom office from time to time or such other location at which the Company may from time to time require the Executive to base himself. The Executive agrees to travel (both within and outside of the United Kingdom) as may be required for the proper performance of his duties and of the Employment. It is a fundamental condition of the Employment that the Executive will at all times be fully mobile throughout the United Kingdom and the world and can be required by the Company at any time to relocate to any other location in the world.

4.	Other Interests

4.1	During the period of the Employment the Executive shall devote his full time and attention to his duties hereunder and shall not without the prior written consent of the Board (such consent not to be unreasonably refused) directly or indirectly either on his own account or on behalf of any other person, company, business entity or other organisation:

4.1.1	engage in, or (ii) be concerned with, or (iii) provide services to, (whether as an employee, officer, director, agent, partner, consultant or otherwise), or (iv) have any financial or other interest in, any other business; or

4.1.2	accept any other engagement or public office which may adversely affect the proper and efficient performance of his duties hereunder; or

4.1.3	have any other personal or financial interest in a business which has transactions or dealings with the Company or any other Group Company;

PROVIDED THAT the Executive may hold for investment purposes an interest (as defined in S.820 – 825 of the Companies Act 2006) of up to 5% in nominal value or (in the case of securities not having any nominal value) in number or class of securities, in any class of securities in a company which is quoted on any Recognised Investment Exchange. For this purpose, the references to securities held by the Executive includes securities held or beneficially held by the Executive’s Immediate Family.

4.2	Subject to any written regulations issued by the Company which are applicable to him, neither the Executive nor his Immediate Family, nor any company or business entity in which he or they are interested, shall be entitled to receive or obtain directly or indirectly any discount, rebate, commission or other benefit in respect of any business transacted (whether or not by the Executive) by or on behalf of the Company or any Group Company. If the Executive or they did directly or indirectly obtain any such discount, rebate, commission or other benefit the Executive shall forthwith account to the Company or the applicable Group Company for the amount received or value of the benefit so obtained.

4.3	The Executive confirms that he has disclosed fully to the Company all circumstances in respect of which there is, or there might be, a direct or indirect conflict of interest between the Company or any Group Company, and the Executive, and he agrees to disclose fully and in writing to the Company any such circumstances which may arise during the Employment (including, but not limited to, where the holding of securities by members of his Immediate Family puts, or is likely to put, the Executive in breach of the 5% limit referred to in Clause 4.1 above).

4.4	The Executive is required to note the formal procedures established by the Board for managing compliance with the conflict of interest provisions of the Companies Act 2006. Under these provisions the Executive:

4.4.1	may not allow any situation to arise in which he will have, or may have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company (a situational conflict), unless the matter has been authorised in advance by the Board in accordance with the Articles of Association of the Company; and

4.4.2	he must declare in advance any interest in a proposed transaction or arrangement with the Company (a transactional conflict).

4.5	The Executive is required to give advance notice of any situational or transactional conflict to the Company Secretary of the Company and any such matter will be considered either at the next meeting of the Board or, if the conflict or potential conflict is due to arise prior to the next scheduled meeting of the Board, at a meeting of the Conflicts Committee. Details of the role and responsibilities of the Conflicts Committee are set out in the British American Tobacco Corporate Governance booklet, a copy of which is available from the Company Secretary of the Company from time to time.

4.6	For the purposes of Clauses 4.1 and 4.3, the provisions of S. 820 – 825 of Companies Act 2006 shall apply for determining whether the Executive has an interest in any Securities.

4.7	The Executive undertakes that he will at all times:

4.7.1	comply where relevant with any rule of law or regulation of any competent authority or of the Company, including the Model Code and the Company’s Share Dealing Code, from time to time in force in relation to dealing in the Securities of the Company and inside information affecting the Securities of the Company;

4.7.2	observe the terms and conditions of The City Code on Take-Overs and Mergers; the Listing Rules; the Disclosure and Transparency Rules; the Prospectus Rules; the JSE Listings Requirements; and the UK Corporate Governance Code; and

4.7.3	comply with the Company’s Standards of Business Conduct Policy from time to time in force.

5.	Indemnities

5.1	Subject to Clause 5.2 below, the Company shall, both during the Employment and after its termination, indemnify the Executive and keep him indemnified against and to pay to him an amount equal to all costs, charges, expenses or liabilities which the Executive may sustain or incur in or about the execution of his duties to the Company or of any associated company of the Company or as a result of any contract, deed, matter or thing done, entered into or executed himself on behalf of any such company or in relation to the business of any such company.

5.2	The indemnity referred to in Clause 5.1 shall not apply in any of the following circumstances:

5.2.1	where and to the extent that any recovery is made by the Executive under any policy of insurance;

5.2.2	where and to the extent that any liability is prohibited or rendered unenforceable by the Companies Acts (or statutory modification or re-enactment thereof in force from time to time) or as otherwise prohibited by law;

5.2.3	where the Company considers that the Executive has acted in bad faith, with wilful default or gross negligence, intentionally not in compliance with the Company’s Standards of Business Conduct Policy (as from time to time in force) or otherwise so as to bring the Company or any of its associated companies into disrepute; and

5.2.4	where and to the extent any claim against the Executive relates to acts (or omissions) of the Executive which, directly or indirectly, result in the summary dismissal of the Executive by the Company or any associated company of the Company.

5.3

The indemnity provided in Clause 5.1 shall take effect notwithstanding that the Company (or any associated companies) or the Executive may have purchased and maintained insurance cover in respect of any liability, loss or expenditure incurred by any director or officer of the Company and the indemnity provided under Clause 5.1 above shall be enforceable against the Company regardless of whether a claim may be made or has been pursued under such insurance.

5.4	All sums payable by the Company hereunder shall be paid free and without any rights of counterclaim or set-off and without deduction and withholding on any ground whatsoever, save only as may be required by law. If any such deduction or withholding is required by law, the Company shall be obliged to pay to the Executive such amount as will ensure that, after any such deduction or withholding has been made, the Executive shall have received a sum equal to the amount that he would otherwise have received in the absence of any such deduction or withholding.

5.5	If the Executive becomes aware of any notice, demand or other document issued, any claim made or action taken either before or after the date hereof which appears to him, acting reasonably, to be relevant for the purposes of the indemnity provided in Clause 5.1 or likely to give rise to any liability of the Company under that indemnity (hereinafter referred to as a “Demand”), he shall give notice thereof to the Company as soon as reasonably practicable.

5.6	The Executive shall provide the Company as soon as reasonably practicable with all supporting documentation and information relating to a Demand as the Company may reasonably require.

5.7	The Executive shall, at the request and at the expense of the Company, do and concur in doing and permit to be done all such acts and things as the Company may reasonably request to avoid, dispute, resist, appeal or compromise any Demand and the Executive shall further make no settlement or compromise of the subject matter of any Demand, nor agree to any matter in the conduct of any dispute in relation thereto, nor take any other action or omit to do any other thing in relation to any Demand without the prior written approval of the Company (such approval not to be unreasonably withheld or delayed).

5.8	The Company may, by written notice to the Executive at any time and without prejudice to the rights of indemnification of the Executive set out in Clause 5.1 above, forthwith assume (where appropriate, in the Executive’s name) the conduct of any negotiations, settlement or compromise discussions or proceedings in relation to a Demand. The Company shall have full discretion in the conduct or settlement of any claim or proceedings.

5.9	The Executive shall provide the Company as soon as reasonably practicable following any request with reasonable details of all costs and liabilities incurred by the Executive in relation to any Demand.

5.10	The rights and obligations set out in this Clause 5 shall not modify or waive any of the duties which the Executive owes as a director, officer or employee of the Company or any of its associated companies (as the case may be), as a matter of law or under the rules of any relevant stock exchange or regulatory body.

5.11	The Company shall, in the event that a payment is made to the Executive under this indemnity in respect of a particular liability, be entitled to recover from the Executive an amount equal to any payment received by the Executive under any policy of insurance or from any other third party to the extent that such payment relates to the liability, and a deduction may similarly be made from any payment made by the Company to the extent any such payment has already been received by the Executive. The Executive shall pay any sum owing in accordance with the foregoing forthwith upon the Company’s request.

5.12	To the extent any payment of costs under Clause 5.1 of this indemnity is treated under the Companies Acts as a loan repayable to the Company, subject to the Companies Acts and provided that the requirements for a qualifying third party indemnity provision are met, the Executive shall not be required to repay the loan.

5.13	For the purposes of this Clause 5, “associated company” and “qualifying third party indemnity provision” have the meanings given in Part 10 of the Companies Act 2006.

6.	Remuneration

6.1	The Company shall pay to the Executive a base salary as follows:

-	from 1 September 2010 to 31 December 2010: £670,000 per annum; and

-	from 1 January 2011: £1,000,000 per annum with no further review by the Company until 1 April 2012.

The base salary shall be payable monthly in equal instalments by way of credit transfer and shall be paid subject to deduction of income tax and national insurance contributions

6.2	The Executive shall be entitled to participate in the various schemes set out in Schedule 3, subject to the rules and conditions from time to time applicable to such schemes (whether or not in writing).

6.3	In particular the Executive shall be entitled to participate in the Company’s International Executive Incentive Scheme (the “Bonus Scheme”). The incentive element and the deferred element (delivered through the Deferred Share Bonus Scheme) of the entitlement will each be assessed by the Company against pre-set criteria based on the performance of the Company in its previous financial year. Under the deferred element, the Company can award to the Executive ordinary shares in the Company to be held in accordance with the rules of the Deferred Share Bonus Scheme. The incentive element and the deferred element of the Bonus Scheme together produce a bonus of between 0% to 180% of the value of the Executive’s annual base salary.

6.4	The remuneration specified in Clause 6.1 above shall be inclusive of all fees and other remuneration to which the Executive may be entitled as an officer of the Company or of any Group Company.

7.	Expenses and Independent Professional Advice

7.1	The Company shall reimburse (or procure the reimbursement of) to the Executive (against receipts or other satisfactory evidence) all reasonable business expenses properly and reasonably incurred and defrayed by him in the course of the Employment, subject to the Company’s rules and policies relating to expenses.

7.2	The Executive’s expenses may include legal fees if it is necessary in the furtherance of the Executive’s duties for him to seek independent legal advice (provided that allegations of negligence, breach of duty or bad faith have not been made against the Executive). Accordingly the Board has approved a procedure for taking independent advice in such circumstances. Any such payment by the Company is subject to any applicable restriction under company law.

7.3	Further to Clause 7.2 above, the advice and services of the Company Secretary of the Company and of the Group Legal and Security Director and General Counsel of British American Tobacco are available to each director of the Company for guidance on the director’s responsibilities and those of the Board and in relation to any specific activity or transaction of the Company. It is recognised that there may be occasions when the Executive may need to have independent professional advice in connection with the performance of the Executive’s duties as a director of the Company and that this should be paid for by the Company.

7.4	In such an instance, the Executive should first refer the matter to the Chairman of the Audit Committee of the Company and confirm with him that it is a matter for which independent professional advice is required in the interests of the Company. Where this need arises, the Executive should also consult the Company Secretary of the Company in order that regard may be had to any potential conflicts of interest that may arise in such a situation.

8.	Deductions

The Company shall be entitled at any time during the Employment, or in any event on its termination, to deduct from the Executive’s remuneration hereunder any monies due from him to the Company including but not limited to any outstanding loans, advances, relocation expenses, the cost of repairing any damage or loss to the Company’s property caused by him (and of recovering the same), excess holiday, any sums due from him under Clause 12.2 below and any other monies owed by him to the Company.

9.	Motor Car

9.1	The Executive shall be entitled to either (a) the use of a Company car for private and business use subject to the terms of the Company’s car policy from time to time in force, or (b) a monthly car allowance as published by the Company from time to time. Details can be obtained from the Company’s HR Policies and Procedures on Interact.

9.2	The Executive shall also be entitled to the personal use of a car and a driver.

10.	Pension and Other Benefits

10.1	The Executive shall continue to participate in the Fundacao Albino Souza Cruz (“FASC”) with an annual accrual rate of 1.85%. The Executive’s Brazilian pensionable salary will be based on the salary of that of a General Manager of Souza Cruz S.A. The Brazilian pensionable salary will be adjusted in line with local practice and agreed by the Company on an annual basis. Benefits from the FASC remain subject to the rules of that scheme.

10.1.1	In addition, the Executive will continue to accrue a pension of 0.65% for each year of service (the “UK Accrual Rate”) with effect from 1 March 2006, being the date of appointment of the Executive to the British American Tobacco Management Board. At retirement the pension will be based on the Executive’s basic UK salary averaged over the twelve month period immediately prior to retirement. The accrued pension will be provided through the Company’s unfunded unapproved retirement benefit scheme (“UURBS”).

10.1.2	Further, when the Executive’s UK basic salary exceeds £670,000 as an initial base, then the UK Accrual Rate for the element of basic salary in excess of £670,000 will increase from 0.65% as stated in 10.1.1 above to 2.50% for each year of service and will continue to be provided through the UURBS.

10.1.3	The initial basic salary level of £670,000 in respect of the 2.50% accrual provided through the UURBS will be adjusted annually by the same percentage as that agreed for the Executive’s pensionable salary for the purposes of calculating benefits payable from the FASC.

10.2	The Executive shall be eligible to participate in the following benefits schemes: private medical expenses scheme, personal accident scheme, life assurance pensionable scheme (4 x pensionable salary), subject to the terms and conditions of such schemes from time to time in force. Details of such scheme(s) can be obtained from the Company’s HR Policies and Procedures on Interact. The Company reserves the right to terminate or substitute other scheme(s) for such scheme(s) or to amend the scale of benefits of such scheme(s) including the level of benefits. If any scheme provider (including but not limited to any insurance company) refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to the Executive, the Company shall not be liable to provide any such benefits itself or any compensation in lieu thereof.

10.3	Any actual or prospective loss of entitlement to benefit under any long-term disability or private medical expenses benefits shall not limit or prevent the Company from exercising its right to terminate the Employment in accordance with Clauses 2 or 17 hereof.

10.4	The Executive shall be eligible to receive the following benefits:

(a)	the provision of tax support services provided by the Company’s external advisers to include assistance with the Executive’s UK and Brazil tax returns for the UK tax year up to and including 2012/2013;

(b)	four first-class airline return tickets to Brazil in each calendar year for each of the Executive and his spouse effective from 1 January 2010 to and 31 December 2011 (the “Ticket Entitlement”); and

(c)	the payment by the Company of the cost of spouse or partner career counselling up to a maximum total amount of £1,000.

10.5	For the avoidance of doubt:

10.5.1	the Ticket Entitlement referred to in Clause 10.4 includes those other domestic flights in Brazil being necessary as part of a leg of an international flight which forms the Ticket Entitlement and, further, any unused part of the Ticket Entitlement in a calendar year shall expire at the end of that calendar year and may not be carried forward into the following calendar year; and

10.5.2	none of the allowances or payments referred to in Clause 10.4 form part of the Executive’s pensionable salary. Further, the Company will pay any UK taxes due on the aforesaid benefits set out in Clause 10.4.

11.	Sickness Benefit

11.1	In the event of the Executive being absent from work due to sickness or injury, the Company will continue to pay his normal salary (inclusive of any Statutory Sick Pay to which he may be entitled) for a period of up to two months, and then half his normal salary for a period of up to a month, during any period of 12 months (“Company Sick Pay”). Thereafter, the payment of any further sick pay will be at the discretion of the Company. Company Sick Pay will be based on the Executive’s normal salary less any State benefits claimable by the Executive on account of his sickness or injury, less normal deductions. The Executive’s entitlement of Company Sick Pay is subject to his compliance with the sickness notification requirements set out in the Company’s HR Policies and Procedures on Interact.

11.2	Irrespective of Clause 11.1 above, the Executive will receive Statutory Sick Pay (“SSP”) when the Executive qualifies for it, although where Company Sick Pay and Statutory Sick Pay are payable for the same day of sickness absence, the Executive will receive the higher of the two sums. Further details on Statutory Sick Pay are set out in the Company’s HR Policies and Procedures on Interact.

11.3	The Company reserves the right to require the Executive to undergo a medical examination by a doctor or consultant nominated by it, in which event the Company will bear the cost thereof. The Executive shall authorise the doctor to disclose to and discuss with the Board (and, in the first instance, the Chairman) the results of the examination. The Executive consents to the Company processing sensitive personal data relating to the results of such examination.

11.4	The Executive’s entitlement to Company Sick Pay is subject to the Company’s right to terminate the Employment in accordance with this Agreement.

11.5	If the illness, accident or other incapacity shall be, or appear to be, caused by actionable negligence of a third party in respect of which damages are or may be recoverable, the Executive shall immediately notify the Board of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it. The Executive shall also give to the Board all particulars the Board may reasonably require and shall, if required by the Board, refund all or such part of the sums paid to or for the benefit of him by way of salary, bonus or benefits during the relevant period as the Board may reasonably determine. The amount to be refunded shall not, however, exceed the amount of damages or compensation and interest thereon recovered by the Executive, less any unrecovered costs borne by him in connection with the recovery of such damages or compensation, and shall not exceed the total remuneration paid to him by way of salary, bonus and benefits in respect of the period of such illness, accident or other incapacity.

12.	Holidays

12.1	The Executive shall be entitled to receive his normal remuneration for all Bank and Public holidays normally observed in England and a further 25 working days’ holiday in each holiday year (the period from 1 January to 31 December). The Executive may only take his holiday at such times as are agreed with the Chief Executive or the Chairman, as appropriate.

12.2	In the holiday year when the Employment ceases, the Executive will be treated as having accrued holiday on a pro rata basis by reference to his last day at work. If on the cessation of his employment the Executive has exceeded his holiday entitlement, this excess of holiday taken will be deducted from any sums due to him. If the Executive has accrued holiday entitlement which has not been taken, the Company may at its sole discretion either require him to take such holiday or pay him a sum in lieu of it. If the Executive refuses to work out all or any part of his notice period, he will forfeit any accrued holiday which has not been taken or such holiday entitlement equal to the number of days which the Executive refuses to work during his notice period.

12.3	No holiday entitlement or pay shall be treated as accruing during any period covered by the Compensation Payment.

13.	Reasonableness of Restrictions

The Executive recognises that, whilst performing his duties for the Company, he will have access to and come into contact with trade secrets and confidential information belonging to the Company or to Group Companies and will obtain personal knowledge of and influence over its or their customers and/or employees. The Executive therefore agrees that the restrictions contained or referred to in Clauses 14 and 16 and Schedule 2 are reasonable and necessary to protect the legitimate business interests of the Company and its Group Companies both during and after the termination of his employment.

14.	Confidentiality

14.1	The Executive shall neither during the Employment (except in the proper performance of his duties or if authorised by the Board or required by law) nor at any time (without limit) after the termination thereof, directly or indirectly:

14.1.1	use for his own purposes or those of any other person, company, business entity or other organisation whatsoever; or

14.1.2	disclose to any person, company, business entity or other organisation whatsoever;

any trade secrets or confidential information relating or belonging to the Company or its Group Companies including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, sales and marketing information, business plans or dealings, employees or officers, source codes and computer systems, software, financial information and plans, designs, formulae, prototypes, product lines, services, research activities or results, any document marked ‘Confidential’ (or with a similar expression), or any information which the Executive has been told is confidential or which he might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or Group Company in confidence by customers, suppliers or other persons.

14.2	The Executive shall not at any time during the continuance of his employment with the Company make any notes or memoranda relating to any matter within the scope of the Company’s business, dealings or affairs otherwise than for the benefit of the Company or any Group Company.

14.3	The obligations contained in Clause 14.1 shall cease to apply to any information or knowledge which:

14.3.1	may subsequently come into the public domain after the termination of employment other than by way of unauthorised disclosure (whether or not by the Executive);

14.3.2	the Executive is entitled to disclose under the Public Interest Disclosure Act 1998 provided the Executive has first fully complied with the Company’s procedures relating to such external disclosures.

14.4	The Company may at any time during the Employment require the Executive to deliver up to it immediately all documents (including all notes, original documents, extracts and summaries thereof), discs and other information storing medium relating to the business or affairs of the Company or any Group Company which he obtained or made whilst an employee of the Company. This obligation shall include all copies and reproductions of the same, however made.

15.	Copyright, Inventions and Patents

15.1	All records, documents, papers (including copies and summaries thereof) and other copyright protected works made or acquired by the Executive in the course of the Employment shall, together with all the worldwide copyright and design rights in all such works, be and at all times remain the absolute property of the Company.

15.2	The Executive hereby irrevocably and unconditionally waives all rights granted by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 that vest in him (whether before, on or after the date hereof) in connection with his authorship of any copyright works in the course of his employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

15.3	The Company and the Executive acknowledge and accept the provisions of Sections 39 to 42 of the Patents Act 1977 (“the Act”) relating to the ownership of employees’ inventions and the compensation of employees for certain inventions respectively.

15.4	The Executive acknowledges and agrees that, by virtue of the nature of his duties and the responsibility arising, he has a special obligation to further the interests of the Company within the meaning of Section 39(1)(b) of the Act.

15.5	Any invention, development, process, plan, design, formula, specification, program or other matter or work whatsoever (collectively “the Inventions”) made, developed or discovered by the Executive, either alone or in concert, during the course of the Executive’s duties of employment for the Company shall forthwith be disclosed to the Company and, subject to Section 39 of the Act, shall belong to and be the absolute property of the Company.

15.6	With respect to those rights in the Inventions which do not belong to the Company pursuant to Clause 15.5 but which were made (wholly or partly, either alone or in concert) using the Company’s equipment, or (wholly or partly, either alone or in concert) using information obtained during the course of the Executive’s employment, or else are Inventions which are or may be relevant to or related to the Company’s existing or future business (collectively “Executive Rights”), the Executive at the request and cost of the Company (and notwithstanding the termination of his employment) shall forthwith license or assign (as determined by the Company) to the Company the Executive Rights and shall deliver to the Company all documents and other materials relating to the Inventions. The Company shall pay to the Executive such compensation for the licence or assignment as the Company shall determine in its absolute discretion, subject to Section 40 of the Act.

15.7	The Executive shall at the request and cost of the Company (and notwithstanding the termination of his employment) sign and execute all such documents and do all such acts as the Company may reasonably require:-

15.7.1	to apply for and obtain in the sole name of the Company alone (unless the Company otherwise directs) patent, registered design, or other protection of any nature whatsoever in respect of the Inventions in any country throughout the world and, when so obtained or vested, to renew and maintain the same;

15.7.2	to resist any objection or opposition to obtaining, and any petitions or applications for revocation of, any such patent, registered design or other protection;

15.7.3	to bring any proceedings for infringement of any such patent, registered design or other protection; and

15.7.4	otherwise to give effect to the assignments, waivers and licences contemplated under this Clause 15.

15.8	The Executive irrevocably appoints the Company to be his attorney and in his name and on his behalf to execute any documents and generally to act and to use his name for the purpose of giving to the Company (or its nominee) the full benefit this clause 15. A certificate in writing signed by a director or the secretary of the Company that an instrument or act falls within the authority conferred by this clause 15 shall be conclusive evidence in favour of a third party that it is the case.

15.9	The Company shall decide, in its sole discretion, whenever to apply for patent, registered design or other protection in respect of the Inventions and reserves the right to work any of the Inventions as a secret process in which event the Executive shall observe the obligations relating to confidential information which are contained in Clause 14 of this Agreement.

16.	Post-Termination Covenants

16.1	The Executive agrees that he will observe the post-termination obligations set out in Schedule 2 hereto.

16.2	The Executive agrees that in the event of receiving from any person, company, business entity or other organisation an offer of employment either during the continuance of the Agreement or during the continuance in force of any of the restrictions set out in Schedule 2 annexed hereto, he will forthwith provide to such person, company, business entity or other organisation making such an offer of employment a full and accurate copy of the restrictions set out in Clauses 14 and 16 hereof, and Schedule 2 annexed hereto.

17.	Termination

17.1	Notwithstanding Clause 2, the Company may terminate the Employment with immediate effect and without any payment in lieu of notice if the Executive shall at any time:-

17.1.1	be guilty of dishonesty, or other serious misconduct, or gross incompetence or wilful neglect of duty, or commit any other serious or persistent breach of this Agreement; or

17.1.2	refuse or neglect to comply with any lawful directions given to the Executive by the Company; or

17.1.3	act in any manner (whether in the course of his duties or otherwise) which is likely to bring him, or the Company or any Group Company into disrepute or prejudice the interests of the Company or any Group Company; or

17.1.4	be declared bankrupt, apply for or have made against him a receiving order under Section 286 Insolvency Act 1986, or have any order made against him to reach a voluntary arrangement as defined by Section 253 of that Act or compounded with his creditors; or

17.1.5	resign as a director of the Company or any Group Company (without the Board’s written consent) or fail to offer himself for re-election on his retiring by rotation (unless agreed by the Company); or

17.1.6	be or become of unsound mind; or

17.1.7	be guilty of continuing unsatisfactory conduct or poor performance of his duties, after having received a written warning from the Company relating to the same; or

17.1.8	be convicted of an indictable offence (excluding offences under the Road Traffic legislation for which he is not sentenced to a term of imprisonment); or

17.1.9	be or become prohibited by law from being a director.

Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof. This Clause 17.1 shall not restrict any other right the Company may have (whether at common law or otherwise) to terminate the Employment summarily.

17.2	On termination of the Employment, the Executive shall forthwith return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or its Group Companies (including but not limited to the Company car, keys, credit cards, samples, equipment and passes) which are in his possession or under his control. The Executive shall, if so required by the Company, confirm in writing his compliance with his obligations under this Clause 17.2.

17.3	The Executive agrees that the Company may decide (at its option):-

17.3.1	(as an alternative to giving notice to the Executive or requiring the Executive to work out his notice) give to the Executive a Compensation Payment in lieu of all or any part of any notice of termination of employment (whether given by the Executive or the Company) to which, for the avoidance of doubt, the Executive shall have no entitlement unless and until the Company notifies the Executive in writing of its decision to make the Compensation Payment to him; and/or

17.3.2	require the Executive not to attend work and/or not to undertake all or any of his duties hereunder during all or any part of any period of notice (whether given by the Executive or the Company), PROVIDED ALWAYS that the Company shall continue to pay the Executive’s salary and contractual benefits and for this purpose, the assessment of the Executive’s performance under the International Executive Incentive Scheme (including the deferred element delivered by the Deferred Share Bonus Scheme) shall be at “target” level. During any such garden leave period the Company shall not be obliged to provide any work for the Executive or to assign or vest in him any powers, duties or functions and the Executive shall (for the avoidance of doubt) continue to be bound by all terms of this Agreement and the duties of fidelity and good faith and cannot undertake work for any other entity or work in a self employed or contractor capacity.

17.4	Where the Company pays the Compensation Payment to the Executive, (or, where the Compensation Payment as calculated under Schedule 1 is zero and the Executive is owed, or paid, an amount by any Group Company) the Executive shall be treated as accepting it in full and final settlement of all claims against the Company, all Group Companies and their respective employees arising in any jurisdiction and arising out of the Executive’s contract of employment or any other employment with any Group Company or any holding of any office with the Company or any Group Company or its/their termination and, on receipt of such Compensation Payment (or such payment from another Group Company as referred to above), the Executive hereby unconditionally and irrevocably waives all such claims. However this Clause 17.4 shall not apply to any pension rights which have accrued in respect of the Schemes stated in Clause 10.1 above up to the date of the termination of the Employment.

17.5	The Company shall have the right to suspend the Executive on full pay pending any investigation into any potential dishonesty, gross misconduct or any other circumstances which may give rise to a right to the Company to terminate pursuant to Clause 17.1 above.

17.6	The termination of the Employment shall be without prejudice to any right the Company may have in respect of any breach by the Executive of any of the provisions of this Agreement which may have occurred prior to such termination.

17.7	The Executive agrees that (unless the contrary is agreed by the Company in writing) he will not at any time after the termination of the Employment represent himself as still having any connection with the Company or any Group Company, save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

18.	Directorships

18.1	The Executive’s duties as a director of the Company or any other Group Company are subject to the Articles of Association of the relevant company for the time being.

18.2	The Executive shall, if requested by the Company, forthwith resign in writing from all directorships, trusteeships and other offices he may hold from time to time with the Company or any Group Company without compensation for loss of office in the event of:-

18.2.1	the termination of his employment; or

18.2.2	either the Company or the Executive serving on the other notice of termination of the Employment; or

18.2.3	the Company exercising its rights under Clause 17.3.2 above.

18.3	In the event of the Executive failing to comply with his obligations under Clause 18.2 above, he hereby irrevocably and unconditionally authorises the Company to appoint some person in his name and on his behalf to sign or execute any documents and/or do all things necessary to requisite to give immediate effect to such resignations as referred to in Clause 18.2 above.

19.	Waiver of Rights

The Executive shall have no claim against the Company if the Employment is terminated by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction provided that he is offered re-employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms and conditions which, taken as a whole, are not substantially less favourable than the terms of this Agreement.

20.	Grievance and Disciplinary Procedures

20.1	If the Executive has any grievance relating to the Employment, he should raise it with the Chairman and thereafter (if the matter is not resolved) with the Board. In such a case the Board will deal with the matter by discussion and majority decision of those present and voting (but without the Executive being entitled to vote on that issue).

20.2	The Company will follow any appropriate disciplinary procedures as applicable to the level of seniority of the Executive. If the Executive is dissatisfied with any disciplinary decision taken in relation to him, he may appeal in writing to the Chairman within 7 days of that decision. The Executive is subject to the Company’s disciplinary rules, which can be found on the Company’s HR Policies and Procedures on Interact.

21.	Miscellaneous

21.1	The various provisions and sub-provisions of this Agreement and the Schedules attached hereto are severable and if any provision or sub-provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or sub-provisions in this Agreement or Schedules.

21.2	The Executive represents and warrants that he is not prevented by any agreement, arrangement, contract, understanding, Court Order or otherwise, which in any way directly or indirectly restricts or prohibits him from fully performing the duties of the Employment, or any of them, in accordance with the terms and conditions of this Agreement.

21.3	Any notice to be given hereunder may be delivered (a) in the case of the Company by first class post addressed to its Registered Office for the time being and (b) in the case of the Executive, either to him personally or by first class post to his last known address.

21.4	Notices served by post shall be deemed served on the second business day after the date of posting. For the purposes of this Clause 21.4, “business day” means a day on which banks are open for business in the place of both the posting and the address of the notice.

21.5	There is no collective agreement applicable to the Employment.

22.	Construction

22.1	The provisions of Schedules 1, 2 and 3 hereto and any additional terms endorsed in writing by or on behalf of the parties hereto shall be read and construed as part of this Agreement and shall be enforceable accordingly.

22.2	The benefit of each agreement and obligation of the Executive under Clauses 14, 16 and Schedule 2 hereto of this Agreement may be assigned to and enforced by all successors and assignees for the time being of the Company and its Group Companies and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Agreement.

22.3	Any reference in this Agreement to an Act of Parliament shall be deemed to include any statutory modification or re-enactment thereof.

22.4	A person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

23.	Prior Agreements

This Agreement cancels and is in substitution for all previous letters of engagement, agreements and arrangements (whether oral or in writing) relating to the subject-matter hereof between the Company and the Executive all of which shall be deemed to have been terminated by mutual consent. This Agreement constitutes the entire terms and conditions of the Executive’s employment and no waiver or modification thereof shall be valid unless in writing, signed by the parties and only to the extent therein set forth.

24.	Enforcement and Governing Law

24.1	This Agreement is governed by and construed in accordance with the laws of England.

24.2	Without prejudice to any rights of either party to seek injunctive or declaratory relief in the Courts, and without prejudice to your statutory rights, the Company and you agree that on the occurrence of any dispute concerning interpretation or application of this Agreement, the help of the Centre for Dispute Resolution (CEDR) will be sought to resolve the dispute in private by means of alternative dispute resolution (ADR). Either party may refer the matter to CEDR in which event both parties will fully co-operate in the process which CEDR may propose. There shall be no obligation on you to continue to participate in the ADR process after 90 days from the date of referral of the dispute to CEDR.

24.3	The parties agree that if a dispute cannot be resolved pursuant to clause 24.2 above, the parties agree to submit to the exclusive jurisdiction of the English courts.

EXECUTED and DELIVERED by the parties as a deed

Executed and Delivered as a Deed by	)	/s/ Richard Burrows
BRITISH AMERICAN	)
TOBACCO p.l.c.	)
Director

/s/ Nicola Snook
Secretary

Executed and Delivered as a Deed by	)	/s/ Nicandro Durante
NICANDRO DURANTE	)
in the presence of:	)

/s/ Richard Solk		Signature of witness
RICHARD SOLK		Name of witness
5 GRANTHAM MEWS		Address of witness
BERKHAMSTED
HP4 2XT
GROUP HEAD OF REWARD		Occupation of witness

SCHEDULE 1

In this Agreement, the following expressions shall have the following meanings:

“Board”	the Board of Directors of the Company or a duly constituted committee of the Board of Directors;

“Companies Act 1985”	the Companies Act 1985, as in force from time to time;

“Companies Act 2006”	the Companies Act 2006, as in force from time to time;

“Companies Acts”	the Companies Act 1985 and the Companies Act 2006;

“Compensation Payment”	Means a sum calculated as follows:

(a)	“A” is the number of days of the Executive’s notice of termination of employment (i) to which he is entitled under Clause 2.2 above of this Agreement, or (ii) where the notice period has already commenced, the number of days of such notice period which remain outstanding.

(b)	“B” is the aggregate of (i) the Executive’s annual base salary referred to in Clause 6.1 on the date when he is notified in writing by the Company that it will be making him a Compensation Payment, (ii) a cash sum equal to the car allowance which would be applicable to the Executive, (iii) a cash sum equal to the cost to the Company of providing to the Executive the benefits referred to in Clause 10.2 above provided that the Company shall have the option to continue to provide one or more of such benefits to the Executive in lieu of giving a cash sum in respect of such benefit so provided.

(c)	“C” is any amount payable to or paid to the Executive on termination of employment with any Group Company;

“Disclosure and Transparency Rules”	the Disclosure and Transparency Rules published by the Financial Services Authority;

“Effective Date”	means 1 September 2010;

“Employment”	means the Executive’s employment in accordance with the terms and conditions of this Agreement;

“Group Company”	means the Company, any holding company of the Company and any subsidiary of the Company or of any such holding company (with holding company and subsidiary having the meanings ascribed to them by the Companies Acts);

“Immediate Family”	shall include husband, wife, common law spouse, civil partner, children, brothers, sisters, cousins, aunts, uncles, parents, grandparents, and the aforesaid relatives by marriage;

“JSE Listings Requirements”	the Listings Requirements published by the JSE Limited, as may be applicable from time-to-time in respect of the secondary listing of the Company’s ordinary shares on the JSE Limited in South Africa;

“Listing Rules”	the Listing Rules published by the Financial Services Authority;

“Model Code”	the Model Code on directors’ dealings in securities set out in the Listing Rules issued from time to time by the Financial Services Authority and any other code or guidelines issued governing the conduct of directors in that regard as the Company may from time to time adopt or issue;

“Prospectus Rules”	the Prospectus Rules published by the Financial Services Authority;

“Recognised Investment Exchange”	has the meaning given to it by section 285 of the Financial Services and Markets Act 2000;

“Securities”	any shares, debentures (whether or not secured), warrants or options to purchase any shares or debentures;

‘‘Termination Date”	shall mean the date upon which the Executive’s employment with the Company terminates;

SCHEDULE 2

POST TERMINATION COVENANTS

1.	Definitions

For the purposes of this Schedule 2, the following words and cognate expressions shall have the meanings set out below:

1.1	“Board” shall have the meaning set out in the Agreement attached hereto, and shall its successors in title and assigns (as applicable).

1.2	“Company” shall have the meaning set out in the Agreement attached hereto, and shall include their successors in title and assigns (as applicable).

1.3	“Restricted Employee” means any person who was employed by (i) the Company or (ii) any Group Company, for at least 3 months prior to and on the Termination Date and:

1.3.1	with whom the Executive had material contact or dealings in performing his duties of his employment; or

1.3.2	who had material contact with customers or suppliers of the Company in performing his or her duties of employment with the Company or any Group Company (as applicable); and

1.3.3	who was a member of the management team of the Company or any Group Company (as applicable) or

1.3.4	who was a member of the Research & Development Department of the Company or any Group Company (as applicable).

1.4	Customer” shall mean any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services, other than in a retail capacity.

1.5	“Group Company” shall have the meaning set out in the Agreement attached hereto, and shall include its successors in title and assigns (as applicable).

1.6	“Prohibited Area” means:

1.6.1	England, Wales, Scotland and Northern Ireland;;

1.6.2	any other country in the world where, on the Termination Date, the Company develops, sells, supplies, manufactures or researches its products or services or where the Company is intending within 3 months following the Termination Date to develop, sell, supply or manufacture its products or services and in respect of which the Executive has been responsible (whether alone or jointly with others), concerned or active on behalf of the Company during any part of the 12 months immediately preceding the Termination Date.

1.7	“Prospective Customer” shall mean any person, firm, company or other organisation with whom the Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company other than in a retail capacity.

1.8	The “Relevant Period” shall mean the lesser of:-

1.8.1	the 12 months immediately following the Termination Date;

1.8.2	the period specified in paragraph 1.8 above less the number of days on which the Executive has been required by the Company (pursuant to Clause 17.3.2 of the Agreement) both not to attend at work and not to perform any duties of employment.

1.9	“Supplier’’ means any person, company, business entity or other organisation whatsoever who:

1.9.1	has supplied goods or services to the Company during any part of the 12 months immediately preceding the Termination Date; or

1.9.2	has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the 12 months following the Termination Date; or

1.9.3	as at the Termination Date, supplies goods or services to the Company under an exclusive contract or arrangement between that Supplier and the Company.

1.10	‘‘Termination Date” shall have the meaning set out in the Agreement hereto.

2.	Non-Competition

The Executive hereby agrees that he shall not (without the consent in writing of the Board) for the Relevant Period within the Prohibited Area and whether on his own behalf or in conjunction with or on behalf or any other person, firm, company or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever,) in competition with the Company be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) have any financial interest in, or (iv) be otherwise concerned with:-

2.1	the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Company during the 12 months immediately preceding the Termination Date;

2.2	the research into, development, manufacture, supply or marketing of any product which is to the same or a similar type to any product which the Company was (as at the Termination Date) proposing to launch within 12 months of the Termination Date;

2.3	the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company during the 12 months immediately preceding the Termination Date;

2.4	the development or provision of any services (including but not limited to technical and product support or consultancy or customer services) which are of the same or similar type to any services which the Company was (as at the Termination Date) proposing to launch within 12 months of the Termination Date.

PROVIDED ALWAYS that the provision of this paragraph 2 shall apply only in respect of products or services with which the Executive was either personally concerned or for which he was responsible whilst employed by the Company during the 12 months immediately preceding the Termination Date.

The provisions of this paragraph 2 shall not, at any time following the Termination Date, prevent the Executive (i) from holding shares or other capital not amounting to more than 5% of the total issued share capital of any company, listed on a Recognised Share Exchange or (ii) from being employed in, or providing services to, any part of a business (which does not fall within the scope of paragraphs 2.1 to 2.4 above) being operated by another company, firm of other business entity, even though another part of the business of such company, firm or other business entity (with which the Executive is not directly or indirectly concerned or employed) does fall within the scope of paragraphs 2.1 to 2.4 above.

3.	Non-Solicitation of Customers

The Executive hereby agrees that he shall not for the Relevant Period whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with the Company, the custom or business of any Customer or Prospective Customer:-

3.1	with whom the Executive has had material contact or dealings on behalf of the Company during the 12 months immediately preceding the Termination Date; or

3.2	for whom the Executive was, in a client management capacity on behalf of the Company, directly responsible (on his own or in conjunction with other individuals) during the 12 months immediately preceding the Termination Date.

4.	Non-Solicitation of Restricted Employees

The Executive hereby agrees that he will not for the Relevant Period either on his own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:-

4.1	(i) induce, or (ii) solicit, or (iii) entice or (iv) procure, any person who is a senior employee to leave the Company’s or any Group Company’s employment (as applicable) where that person is a Restricted Employee on the Termination Date;

4.2	be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Restricted Employee on the Termination Date.

5.	Interference with Suppliers

The Executive hereby agrees that he shall not for the Relevant Period, in relation to any contract or arrangement which the Company has with any Supplier for the exclusive or preferential supply of goods or services to the Company and/or to its Group Companies, for the duration of such contract or arrangement, whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation, (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly:

5.1	interfere with the supply of goods or services to the Company from any Supplier;

5.2	induce any Supplier of goods or services to the Company to cease or decline to supply such goods or services in the future.

6.	Group Companies

6.1	The provisions of paragraphs 6.2 and 6.3 below shall only apply in respect of those Group Companies (i) to whom the Executive gave his services, or (ii) for whom he was responsible, or (iii) with whom he was otherwise concerned, in the 12 months immediately preceding the Termination Date.

6.2	Paragraphs 1, 2, 3, 4 and 5 in this Schedule 2 shall apply as though references to the “Group Company” were substituted for references to the “Company”. The obligations undertaken by the Executive pursuant to this Schedule 2 shall, with respect to each Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Group Company.

6.3	In relation to each Group Company referred to in paragraphs 6.1 and 6.2 above, the Company contracts as trustee and agent for the benefit of each such Group Company. The Executive agrees that, if required to do so by the Company, he will enter into covenants in the same terms as those set out in paragraphs 1, 2, 3, 4 and 5 hereof directly with all or any of such Group Companies, mutatis mutandis. If the Executive fails, within 7 days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by the Executive, to execute all such documents as are required to give effect to the foregoing, on his behalf.

SCHEDULE 3

BENEFIT SCHEMES

1.	The Executive shall be entitled to participate in the following schemes operated by the Company, subject to their respective terms and conditions from time to time in force.

(a)	International Executive Incentive Scheme (including the Deferred Share Bonus Scheme);

(b)	Sharesave Scheme;

(c)	Employee Share Ownership Plan;

(d)	Long Term Incentive Plan;

(e)	Long Term Incentive Plan 2007.

2.	The Company may, in its sole discretion, amend or terminate any of the above schemes, in which event it will normally give the Executive 30 days’ written notification of it. In the event that any such amendment or termination is made, the Executive will not be entitled to receive any compensation or continuation of benefit or entitlement in respect of such amendment or termination, other than those benefits which have already accrued to or vested in him under the existing terms of such schemes as at the date of such amendment or termination. Any such amendments or termination shall not apply retrospectively.